Exhibit (99)(c) to Form 8-K


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


The following unaudited pro forma combined financial information should be read in conjunction with historical financial statements of The Quaker Oats Company and Snapple Beverage Corp. contained in each company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position.

Basis of Presentation

The unaudited pro forma combined income statements for the year ended
June 30, 1994 and for the six months ended December 31, 1994 present the consolidated results of operations assuming that the Merger had been consummated as of July 1, 1993. Snapple results for the full year ended June 30, 1994 have been derived from Snapple's annual and quarterly reports in order to present them on a fiscal year basis consistent with Quaker's year end. Snapple's previous year end was December 31. Quaker's results for the six months ended December 31, 1994 include Snapple activity from the date of acquisition, December 6, 1994. Snapple results included in the pro forma for the six months ended December 31, 1994 are for the period July 1, 1994 through December 5, 1994. The financial information for Snapple contains certain reclassifications made to conform to Quaker's classification.

Unallocated Purchase Price and Nonrecurring Charges

The unaudited pro forma combined financial information reflects preliminary allocations of the purchase price and is subject to revision after additional studies and appraisals are completed. The pro forma income statements do not reflect any material nonrecurring charges or credits which may result directly from the acquisition. Nonrecurring items of this nature, if any, would be separately disclosed in the financial statements within the twelve months following the acquisition.

Two-for-one Stock Split-up

Per share information and average number of common shares outstanding have been restated to reflect the November 1994 two-for-one stock split-up.


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                                   (continued)

Pro Forma Adjustments

Pro forma adjustments reflect additional amortization of goodwill resulting from the preliminary purchase price allocation and additional interest expense resulting from the debt to finance the acquisition. Goodwill in this analysis is being amortized over 40 years. The amount of goodwill and the amortization period may change once the Company completes the allocation of the purchase price. The pro forma interest expense adjustment assumes that $1.4 billion of debt is in short-term borrowings and $300.0 million is in long-term financing. Interest expense is calculated using rates in effect at the time the borrowings are assumed to be outstanding. The short-term rates used are the actual rates that the Company paid during fiscal 1994 and the first six months of fiscal 1995. The long-term interest rate used is the estimated rate that the Company could have obtained in early fiscal 1994. The pro forma tax provision for the six months ended December 31, 1994 includes an adjustment to reflect the estimated effective tax rate assuming the acquisition had occurred on July 1, 1993.

                                   UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                                             FOR THE YEAR ENDED JUNE 30, 1994

                                                                Snapple
                                                 The Quaker     Beverage     Pro Forma    Pro Forma
                                                Oats Company     Corp.      Adjustments   Combined
Dollars in Millions (Except Per Share Data)
Net sales                                       $5,955.0      $697.6                     $6,652.6
Cost of goods sold                               2,926.2       402.9          ___         3,329.1
Gross profit                                     3,028.8       294.7                      3,323.5
Selling, general and administrative              2,425.6       168.5         40.0         2,634.1
Restructuring charges and
gains on divestitures                              108.6                                    108.6
Interest expense - net                              89.7         2.6         66.0           158.3
Foreign exchange loss - net                         26.2         ___        _____            26.2
Income before income taxes                         378.7       123.6       (106.0)          396.3
Provision for income taxes                         147.2        42.8        (26.4)          163.6
Net income                                         231.5        80.8        (79.6)          232.7
Preferred dividends - net of tax                     4.0         ___          ___             4.0
Net income available for common                   $227.5       $80.8       $(79.6)        $ 228.7

Per Common Share:
Net Income                                      $1.68                                     $   1.69

Average number of common
shares outstanding (in thousands)               135,236                                    135,236






See accompanying notes to unaudited pro forma combined financial information.



                                   UNAUDITED PRO FORMA COMBINED INCOME STATEMENT
                           FOR THE SIX MONTHS ENDED DECEMBER 31, 1994


                                                            Snapple
                                              The Quaker    Beverage     Pro Forma    Pro Forma
                                             Oats Company    Corp.      Adustments    Combined
Dollars in Millions (Except Per Share Data)
Net sales                                     $3,144.3       $271.6                    $3,415.9
Cost of goods sold                             1,616.4        164.9         ___         1,781.3
Gross profit                                   1,527.9        106.7                     1,634.6
Selling, general and administrative            1,322.5        102.6        17.5         1,442.6
Interest expense - net                            39.5          2.6        38.0            80.1
Foreign exchange loss - net                        0.9          ___         ___             0.9
Income before income taxes and cumulative
effect of accounting change                      165.0          1.5       (55.5)          111.0
Provision for income taxes                        69.2          0.7       (21.1)           48.8
Income before cumulative effect of
accounting change                                 95.8          0.8       (34.4)           62.2
Preferred dividends - net of tax                   2.0          ___         ___             2.0
Net income available for common before
cumulative effect of accounting change           $93.8         $0.8      $(34.4)        $  60.2

Per Common Share:
Income before cumulative effect of
accounting change                                $0.70                                  $   0.45

Average number of common
shares outstanding (in thousands)              133,567                                   133,567



See accompanying notes to unaudited pro forma combined financial information.